EXHIBIT 10.10.2

AMENDMENT TWO TO

AMENDED AND RESTATED SYMANTEC SERVICE PROVIDER AGREEMENT

This Amendment Two to the Amended and Restated Symantec Service Provider Agreement (the “Amendment Two”), dated March 22, 2004 (the “Amendment Two Effective Date”), is entered into between Brightmail Incorporation (“Brightmail”) and Symantec Corporation and Symantec Limited (collectively and individually “Symantec”). This Amendment Two amends the Amended and Restated Symantec Service Provider Agreement, with an Amended Date of March 28, 2003, between the Parties (the “Agreement”). All capitalized terms not defined herein shall have their respective meanings as set forth in the Agreement.

NOW THEREFORE, in accordance with Section 11(a) of the Agreement, the parties agree to amend the Amended Agreement as follows:

1. Extension of Enterprise License. Brightmail and Symantec agree that the following provision shall replace all provisions in the Agreement, as amended, relating to the licensing of the Licensed Product to Enterprises, regardless of whether such Enterprise may be considered an Existing Business or a New Enterprise Business. Symantec hereby approves the extension for a period of one (1) year from the Amendment Two Effective Date, of Brightmail’s right to distribute the Licensed Product, as part of a fully integrated product with the BMI Product, to Enterprises, whether classified as Existing Business or New Enterprise Business, with the sole purpose of providing the BMI Service. Any further extensions of the foregoing right must be by written amendment signed by both Parties. Any Enterprises that express an interest in purchasing the Licensed Product as a separate product will be referred to Symantec immediately as solely a Symantec business opportunity, without further interaction on such subject by Brightmail.

2. Current Version. Pursuant to Section X.1(e), the Licensed Product shall be SAV Sean Engine version 4.3 within the next twelve (12) months.

3. General Provisions. Except as expressly amended by this Amendment Two, this Agreement is in all respects ratified, confirmed and approved and all the terms, provisions and conditions set forth in the Amended Agreement, which are not specifically modified by Amendment Two shall be and remain in full force and effect. The failure of either party to enforce at any time or for any period of time any provision of the Agreement (as amended by Amendment Two) shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce such provision. In the event of any conflict between the meaning of the terms and conditions of the Amended Agreement and Amendment Two, the terms and conditions set forth in Amendment Two shall govern.

4. Counterparts. This Amendment Two may be executed in any number of counterparts, each of which when so executed will be deemed an original, and all of which together, shall constitute one and the same agreement.

WITNESS the date execution hereof by authorized representatives of the parties identified below.

SYMANTEC CORPORATION		SYMANTEC LIMITED

By:	/s/ Allan Peters	By:	/s/ Art Courville

Name:	Allan Peters	Name:	Art Courville
Title:	V.P. Enterprise Sales	Title:	Sr. VP General Counsel
Date:	March 22, 2004	Date:	March 22, 2004

BRIGHTMAIL INCORPORATED

By:	/s/ Michael Irwin

Name:	Michael Irwin
Title:	CFO
Date:	3/25/04